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Exhibit 3.1

THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
BPZ ENERGY, INC.

        BPZ Energy, Inc., a Colorado corporation (the "Corporation"), adopts the following Third Amended and Restated Articles of Incorporation, pursuant to the provisions of the Colorado Business Corporation Act.

        These Third Amended and Restated Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation of the Corporation; they have been duly adopted as required by law; and they supersede the original Articles of Incorporation of the Corporation as originally filed on June 17, 1993 and all amendments thereto. This amendment and restatement of the Articles of Incorporation of the Corporation was adopted on July 1, 2005, as prescribed by the Colorado Business Corporation Act, by a vote of the shareholders of the Corporation. The number of votes cast for these Third Amended and Restated Articles of Incorporation by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

        The Third Amendment and Restated Articles of Incorporation shall read as follows:

          FIRST:    The name of the Corporation is BPZ Energy, Inc.

          SECOND:    The Corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, the Corporation may do everything necessary, suitable, or proper for the accomplishment of any of its corporate purposes. The Corporation may conduct part or all of its business in any part of Colorado, the United States or the world and may hold, purchase, mortgage, lease, and convey real and personal property in any of such places.

          THIRD:    (a) The aggregate number of shares which the Corporation shall have authority to issue is 275,000,000 shares, of which 250,000,000 shares are to be common stock, without par value ("Common Stock"), and 25,000,000 shares are to be preferred stock, without par value ("Preferred Stock").

            (b)    The shares of Common Stock shall have unlimited voting rights and shall constitute the sole voting group of the Corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act or this Third Article. The holders of Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

            (c)    Each record holder of Common Stock shall have one vote for each share of Common Stock standing in his name on the books of the Corporation and entitled to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

            (d)    The Preferred Stock may be issued from time to time by the Board of Directors of the Corporation as shares of one or more series. The description of shares of each series of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors and in Articles of Amendment to State Terms of Series Shares filed as required by law from time to time prior to the issuance of any shares of such series of Preferred Stock, without shareholder action.

        The Board of Directors is expressly authorized, prior to issuance, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing Articles of

Amendment to State Terms of Series Shares to set or change the number of shares to be included in each series of Preferred Stock and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms and conditions of redemption relating to the shares of each such series. Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the right of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

    (i)    the distinctive serial designation of such series and the number of shares constituting such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed 25,000,000);

    (ii)    the annual distribution rate on shares of such series, whether distributions shall be cumulative and, if so, from which date or dates;

    (iii)    whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

    (iv)    the obligation, if any, of the Corporation to redeem or repurchase shares of such series pursuant to a sinking fund;

    (v)    whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

    (vi)    whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

    (vii)    the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

    (viii)    any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series which may be authorized or permitted under the Colorado Business Corporation Act.

        The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

            (e)    Unless otherwise ordered by a court of competent jurisdiction, at all meetings of shareholders of a majority of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

          FOURTH:    The number of directors of the Corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors.

          FIFTH:    The street address of the registered office of the Corporation is 1675 Broadway, Denver, Colorado 80202. The name of the registered agent of the Corporation at such address is The Corporation Company.

          SIXTH:    The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by laws.

            (a)    Conflicting Interest Transactions. As used in this paragraph, "conflicting interest transaction" means any of the following: (i) a loan or other assistance by the Corporation to a director of the Corporation or to an entity in which a director of the Corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the Corporation or of an obligation of an entity in which a director of the Corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the Corporation and a director of the Corporation or between the Corporation and an entity in which a director of the Corporation is a director or officer or has a financial interest.

        To the full extent permitted by Colorado law, no conflicting interest transaction shall be void or voidable or be enjoined, set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the Corporation, solely because the conflicting interest transaction involves a director of the Corporation or an entity in which a director of the Corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the Corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose if:

              (A)    the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves, or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are far less than a quorum; or

              (B)    the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or

              (C)    a conflicting interest transaction is fair as to the Corporation as of the time it is authorized, approved or ratified in good faith by a vote of the shareholders.

        Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves, or ratifies the conflicting interest transaction.

        The board of directors or a committee thereof shall not authorize (i) a loan by the Corporation to a director of the Corporation or to an entity in which a director of the Corporation is a director or officer or has a financial interest; or (ii) a guaranty by the Corporation of an obligation of a director of the Corporation or of an obligation of an entity in which a director of the Corporation is a director or officer or has a financial interest, pursuant to paragraph (A) above until at least ten days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders.

            (b)    Indemnification. The Corporation shall indemnify, to the maximum extent permitted by Colorado law, any person who is or was a director, officer, agent, fiduciary, or employee of the Corporation against any claim, liability, or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary, or employee of the Corporation, or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary, or agent at the Corporation's request. The Corporation shall further have the authority to the maximum extent permitted by Colorado law to purchase and maintain insurance providing such indemnification.

            (c)    Limitation on Director's Liability. No director of this Corporation shall have any personal liability for monetary damages to the Corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the Corporation or its shareholders for monetary damages for any breach, act, omission, or transaction as to which the Colorado Business Corporation Act (as in effect from time to time) prohibits expressly the elimination or limitation of liability. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein by construed to deprive any director of any right he may have for contribution from any other director or other person.

        DATED this 1st day of July 2005.

                      BPZ ENERGY, INC.

The persons who cause this document to be delivered for filing are:
Manuel Pablo Zúñiga-Pflücker, Chief Executive Officer and President
Randall D. Keys, Secretary

The address for the above-referenced persons is:
11999 Katy Freeway, Suite 560
Houston, Texas 77079

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THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION OF BPZ ENERGY, INC.